Exhibit 10(d)(1)

                        CHANGE OF CONTROL AGREEMENT

     THIS AGREEMENT (this "Agreement"), made and entered into as of the 1st day of August, 1994, by and between IMPERIAL HOLLY CORPORATION, a Texas corporation, and ______________________________________ ("Employee"), an
individual residing in _________________ County, ___________________________;

                           W I T N E S S E T H:

     WHEREAS, the Company wishes to secure the continued services of Employee and, subject to the provisions of this Agreement, desires to provide a benefit to Employee in the event of Employee's involuntary termination or Termination for Good Reason after a Change in Control of the Company, as such terms are hereinafter defined;

     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the parties hereto agree as follows:

     1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

     (a) "Affiliate" means (i) any corporation in which the shares owned or controlled, directly or indirectly, by the Company represent eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of such corporation, (ii) any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company, and (iii) any corporation in which eighty percent (80%) or more of the voting power of the issued and outstanding capital stock is owned or controlled, directly or indirectly, by any corporation which owns or controls, directly or indirectly, eighty percent (80%) or more of the voting power of the issued and outstanding capital stock of the Company.

     (b) The Company shall have "Cause" to terminate Employee's employment with the Company (i) if Employee grossly and deliberately disregards Employee's duties and responsibilities as an officer of the Company, (ii) if Employee engages in an act or acts of dishonesty constituting a felony which adversely affects the Company or (iii) for any reason which constitutes cause under any written employment agreement between Employee and the Company that was entered into prior to the Effective Date of the Change of Control. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until Employee shall have received a copy of a resolution duly adopted by the affirmative vote of two-thirds of the entire membership of the Board of Directors finding that in the good faith opinion of the Board of Directors the Company has Cause to terminate Employee's employment with the Company. For the purposes of this subsection (b), Employee shall not be considered to have disregarded Employee's duties and responsibilities as an officer of the Company if (i) there is a Termination For Good Reason or by reason of (ii) Employee's reasonable participation in volunteer services for a church or other charitable, educational or civic organization, (iii) Employee's reasonable participation as a director of any corporation, or (iv) any absence from employment because of Employee's illness, incapacity, Disability or reasonable vacation periods.

     (c) "Company" means Imperial Holly Corporation, a Texas corporation, or any successor and its Affiliates.

     (d) A "Change in Control" shall be deemed to have occurred if any of the following shall have taken place: (i) change in control is reported by the Company in response to either Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or Item 1 of Form 8-K promulgated under the Exchange Act;
(ii) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board of Directors consists of individuals who were not members of the Board of Directors two
(2) years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

     (e) "Disability" means Employee's inability to fulfill Employee's duties and responsibilities as an officer of the Company due to physical or mental disability which continues for 180 consecutive days or more, or for an aggregate of 180 days in any period of twelve months. Evidence of such disability shall be certified by a physician acceptable to both the Company and Employee.

     (f) The "Effective Date" of a Change in Control shall mean the date of occurrence of the specified event constituting such Change in Control.

     (g) "Involuntary Termination of Employment" means an involuntary termination of employment of Employee by the Company and shall include Employee's Termination for Good Reason. Notwithstanding the foregoing, Involuntary Termination of Employment shall not include termination of Employee's employment by reason of death, Disability or Cause.

     (h) "Termination for Good Reason" means Employee's termination of employment with the Company following the occurrence of any of the following events that occurs on or after the Effective Date of a Change in Control without Employee's prior written consent:

               (i) a diminution of Employee's duties and responsibilities from those assigned to Employee immediately prior to the Effective Date of the Change in Control.

               (ii) a reduction in Employee's salary from the rate in effect immediately prior to the Effective Date of the Change in Control or, except for any reduction applied as part of any Company-wide policy, a reduction in Employee's other compensation or benefits (other than salary) from those available to Employee immediately prior to the Effective Date of the Change in Control;

               (iii) a relocation of Employee's primary office from the metropolitan area of its location on the Effective Date of the Change in Control;

               (iv) an excessive increase in Employee's travel on behalf of the Company, which increase shall be deemed to occur if the discharge of Employee's assigned duties and responsibilities requires Employee to travel and/or work outside the city in which Employee's principal office is located otherwise than as Employee was required to travel and/or work in the ordinary course of the performance of the duties and responsibilities assigned to Employee immediately prior to the Effective Date of the Change in Control; or

               (v) the failure of the Company to obtain the unconditional assumption in writing or by operation of law of the Company's obligations to Employee under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, or disposition of all or substantially all of the assets of the Company or similar transaction.

     2. CHANGE IN CONTROL BENEFIT. In the event Employee experiences an Involuntary Termination of Employment during the period commencing on the Effective Date of a Change in Control and ending one year after that date, Employee shall be entitled to receive, within 30 days after Employee's Involuntary Termination of Employment a lump sum payment equal to three times Employee's base amount, minus $1.00. The term "base amount", as used herein, shall have the meaning assigned thereto under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code").

     3. REDUCTION OF PAYMENTS. The Company and Employee understand that the benefits under this Agreement may constitute parachute payments. The Company and Employee agree that the aggregate present value of all parachute payments payable to or for the benefit of Employee under this Agreement and under all other plans or agreements shall not exceed the limit described in paragraph 2 above and, to the extent necessary, payments under this Agreement shall be reduced in order that this limitation not be exceeded. The terms "parachute payment" and "present value", as used herein, shall have the meanings assigned thereto under Section 280G of the Code. It is the intention of this paragraph to avoid excise taxes on Employee under Section 4999 of the Code and the disallowance of a deduction to the Company pursuant to Section 280G of the Code.

     4. EVENTS TERMINATING THIS AGREEMENT.

     (a) If Employee's employment with the Company is terminated for any reason before the Effective Date of a Change in Control, this Agreement shall terminate upon the date of termination of Employee's employment and Employee shall not be entitled to any benefits or payments under this Agreement.

     (b) If Employee's employment with the Company terminates on or after the Effective Date of a Change in Control due to Employee's (i) Disability,
(ii) termination by the Company for Cause, (iii) death, or (iv) voluntary termination for reasons other than Termination for Good Reason, Employee shall not be entitled to receive any payments or benefits under this Agreement.

     5. STATUS OF AGREEMENT. The benefits payable under this Agreement shall be independent of, and in addition to, any other agreement relating to Employee's employment that may exist from time to time between the parties hereto, or any other compensation payable by the Company to Employee, whether salary, bonus or otherwise. This Agreement shall not be deemed to constitute a contract of employment between the parties hereto, nor shall any provision hereof, except as expressly stated, restrict the right of the Company to discharge Employee or restrict the right of Employee to terminate his employment.

     6. TERM OF AGREEMENT. Subject to Employee's earlier termination of employment with the Company, as provided herein, this Agreement shall remain in effect until August 1, 1998, and shall be automatically renewed and extended for successive one- year terms commencing on August 1 until the Company, acting upon the directions of the Board of Directors, gives Employee written notice of its decision not to renew this Agreement for the following term PROVIDED that such notice is delivered to Employee at least 90 days before the then current term expires. Notwithstanding the foregoing, if this Agreement is in effect as of the Effective Date of a Change in Control, this Agreement shall automatically be renewed for an additional one-year term as of the Effective Date of a Change in Control and may not be terminated by the Company until the completion of such one-year term.

     7. SOURCE OF PAYMENTS. All payments provided in this Agreement shall be paid in cash from the general funds of the Company. Employee shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Employee shall cooperate and provide to the Company any documentation as may be required to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to this paragraph, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and Employee or any other person. The rights of Employee or Employee's estate to benefits under this Agreement shall be solely those of an unsecured creditor of the Company.

     8. SALE OF THE COMPANY. The sale of all or substantially all of the property and assets of the Company otherwise than in the usual and regular course of its business, or a merger of the Company wherein the Company is not the "surviving corporation" or any other transaction which in effect amounts to the sale of the Company, shall not serve to terminate this Agreement.

     9. TERMINATION FOR CAUSE. The Company may terminate Employee's employment at any time for Cause, in which event Employee shall not be entitled to receive any payments or other benefits under this Agreement.

     10. DEATH OF EMPLOYEE. In the event Employee dies subsequent to Employee's entitlement to benefits under this Agreement but prior to the payment of such benefits, such benefits payable to Employee shall be paid to Employee's estate.

     11. WITHHOLDING OF TAXES. The Company may deduct from the amount of any benefits payable hereunder any taxes required to be withheld by the federal or any state or local government.

     12. PROHIBITION AGAINST ASSIGNMENT. The right of Employee to benefits under this Agreement shall not be assigned, transferred, pledged or encumbered in any way, and any attempted assignment, transfer, pledge, encumbrance or other disposition of such benefits shall be null and void and without effect; provided, however, that the Company may assign this entire Agreement to any successor to all or substantially all of the Company's capital stock or business and assets and this Agreement shall be binding on any such successor.

     13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and Employee, his heirs, executors, administrators and legal representatives. As used in this Agreement, the term "successor" shall include any person, firm, corporation or other business entity which at any time, whether by merger, purchase or otherwise, acquires all or substantially all of the assets or business of the Company.

     14. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between parties hereto with respect to the subject matter hereof, and may be modified only by a written instrument executed by both parties hereto.

     15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

     16. SEVERABILITY. If, for any reason, any provision of this Agreement is held invalid, in whole or in part, such invalidity shall not affect any other provision of this Agreement not so held invalid, and each such other provision shall to the full extent consistent with law continue in full force and effect. If this Agreement or any portion thereof conflicts with law or regulation governing the activities of the Company, the Agreement or appropriate portion thereof shall be deemed invalid and of no force or effect.

     17. CONFIDENTIALITY. Employee shall retain in confidence any and all confidential information known to him concerning the Company and its business so long as such information is not otherwise publicly disclosed.

     IN WITNESS THEREOF, the Company has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and Employee has signed this Agreement, all as of the day and year first above written.

                                IMPERIAL HOLLY CORPORATION


                          By

                                James C. Kempner
                                President, and Chief  Executive Officer



ATTEST:

Secretary


[SEAL]


Employee